loanDepot announces year-end and fourth quarter 2022 financial results

Company exits 2022 with significantly lower expense base driven by strong execution of Vision 2025 Plan.
Investments in technology and expanded product offerings position the Company for future success.
Fourth quarter 2022 highlights:

•Quarterly revenue decrease of $104.5 million driven primarily by lower market activity due to increased interest rates and seasonal slowdown in purchase volume.
•Reduced total expenses by $91.4 million, or 21%, from third quarter primarily driven by lower staffing levels, marketing spend and Vision 2025 related costs.
•Net loss increased 15% to $157.8 million in fourth quarter from third quarter driven by lower revenues partially offset by aggressive expense reductions.
•Company exited the year with cash balance of $864.0 million.

Full-year 2022 highlights:

•Total revenue declined from $3.7 billion during 2021 to $1.3 billion during 2022 driven primarily by lower market volumes and exit of wholesale channel.
•Exceeded Vision 2025 expense reduction target by reducing non-volume related expenses by $129.8 million from the second quarter to the fourth quarter, an annualized reduction of $519.3 million.
•Reduced total expenses by $1.1 billion, or 36% from 2021 to 2022; excluding goodwill impairment of $40.7 million and Vision 2025 related expenses of $60.5 million incurred during 2022; total expenses decreased $1.2 billion, or 40%.
•Launched our HELOC solution providing customers fast, easy way to harness their home equity to improve overall financial wellness.
•Completed transition of mortgage servicing portfolio to in-house platform, improving customer experience, increasing cross-sell opportunities, and benefiting from the operating leverage.

IRVINE, Calif., March 8, 2023 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the year-end and fourth quarter ended December 31, 2022.

“2022 was a year of dramatic volatility and extreme challenge for the mortgage and broader housing markets,” said President and Chief Executive Officer Frank Martell. “Virtually no part of the housing ecosystem was left unaffected as participants in the housing market grappled with substantial and rapid increases in the cost of home loans, the cumulative impact of significant home price appreciation over the past four to five years driven by structural supply and demand imbalances, as well as the depressive impact of high inflation on available household incomes.

“To address the short- to medium-term impacts of lower market activity, as well as to position loanDepot to capitalize on longer-term opportunities inherent in shifts in homebuyer demographics, technology enhancements and process optimization, we announced the launch of our Vision 2025 strategic plan in July 2022.

“Vision 2025 focuses on creating long-term shareholder value by creating an innovative, purpose-driven, and durable mortgage origination footprint focused on first-time homebuyers and serving diverse communities. We believe that a laser focus around putting first-time buyers into homes positions loanDepot to be a customer’s trusted resource when making key homeownership and other financial decisions. We also continued to centralize our operational functions and unified the leadership of our origination channels to sharpen our focus and accelerate the implementation of Vision 2025.

“In addition to centralizing and simplifying our organization, we also focused on growing revenue generating opportunities, including the successful launch of our HELOC solution in the fourth quarter of 2022 as well as the formation of our tenth joint venture. To support the goals of Vision 2025, loanDepot also made important and significant investments in its quality, delivery, compliance and risk management capabilities over the course of 2022.

“In response to unprecedented market conditions, loanDepot had to reset it’s cost structure during 2022. When we announced Vision 2025, we established a goal of reducing our expenses by an annualized $375 to $400 million. During the year, we exceeded the expense reduction goal by more than 25%.

“The size of our targeted reductions and the bias for speed of implementation reflect just how unique and sizable this market downturn has been. We believe that the mortgage market will remain challenged in 2023 and we must remain vigilant and respond quickly to unfavorable changes in the market. We plan to continue to reduce our costs and optimize our operating model. With a sizable cash balance, we believe we are positioned to continue to invest in our people and platforms, as we benefit from ongoing industry consolidation.”

Fourth Quarter Highlights:

Financial Summary

	Three Months Ended			Year Ended
($ in thousands except per share data) (Unaudited)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Rate lock volume	$6,933,099	$12,032,026	$34,761,321	$68,553,340	$166,263,478
Pull through weighted lock volume(1)	4,196,894	8,755,082	23,025,038	45,164,915	116,628,597
Loan origination volume	6,382,743	9,849,927	29,041,625	53,778,456	137,000,747
Gain on sale margin(2)	1.45%	1.80%	2.23%	1.63%	2.61%
Pull through weighted gain on sale margin(3)	2.21%	2.03%	2.81%	1.94%	3.07%
Financial Results
Total revenue	$169,655	$274,192	$705,026	$1,255,796	$3,724,704
Total expense	343,735	435,125	694,133	1,945,773	3,058,187
Net (loss) income	(157,762)	(137,482)	14,732	(610,385)	623,146
Diluted (loss) earnings per share	$(0.46)	$(0.37)	$0.05	$(1.75)	$0.87
Non-GAAP Financial Measures(4)
Adjusted total revenue	$188,501	$249,663	$723,642	$1,216,041	$3,739,182
Adjusted net (loss) income	(110,703)	(116,846)	28,907	(475,850)	555,576
Adjusted (LBITDA) EBITDA	(92,013)	(114,133)	63,747	(472,064)	869,368
Adjusted diluted (loss) earnings per share(5)	N/A	N/A	N/A	N/A	N/A
(1)Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.
(5)Omitted adjusted diluted (loss) earnings per share measures that included the impact of assumed exchange of shares to the extent the exchange was antidilutive.

Vision 2025
Our Vision 2025 plan is designed to address current and anticipated mortgage market conditions and position loanDepot for sustainable long-term value creation. Building on the foundation of our strong balance sheet and liquidity, we have achieved the following since the announcement of Vision 2025:
•Rolled out our HELOC solution initially in five states and are currently offering the product in 38 states, with plans to include more. This solution gives homeowners a powerful option for accessing the equity they have built in a fast, easy and efficient way without refinancing their low-cost first mortgage. Only a small number of HELOC loans were funded before quarter end so their contribution to revenue was not material to our results.
•Recently completed our two-year project to transition our mortgage servicing portfolio from our third-party sub-servicer to our in-house platform. Eliminating sub-servicing costs further reduces our third-party vendor spending, which allows us to benefit from the operating leverage of this highly scalable business. Transitioning servicing in-house also resulted in a significantly improved customer experience.
•Achieved quarterly non-volume related expense reductions of $129.8 million since announcing Vision 2025, an annualized impact of $519.3 million, surpassing our Vision 2025 goal of $375-$400 million in savings.
•Quarterly volume related expenses, consisting of commissions and direct origination expenses, decreased by $87.1 million since the second quarter.
•Incurred expenses related to the Vision 2025 plan during the quarter of $11.9 million, including $6.3 million of real estate exit costs, $3.2 million of personnel related expenses, and $2.5 million of professional services fees. Vision 2025 expenses totaled $37.0 million in the third quarter and totaled $101.3 million, including goodwill impairment, since announcing the plan in the second quarter.

Operational Results
•Pull through weighted lock volume of $4.2 billion for the three months ended December 31, 2022, a decrease of $4.6 billion or 52% from the third quarter of 2022, resulting in quarterly total revenue of $169.7 million, a decrease of $104.5 million, or 38%, over the same period. The decrease in volume was related primarily to the seasonal slowdown in home buying activity and higher interest rates reducing borrower demand.
•Loan origination volume for the fourth quarter of 2022 was $6.4 billion, a decrease of $3.5 billion or 35% from the third quarter of 2022.
•Purchase volume increased to 76% of total loans during the fourth quarter, up from 70% of total loans during the third quarter of 2022 and 34% of total loans during the fourth quarter of 2021, reflecting our progress in executing a purpose-driven lending strategy of assisting our customers in buying a home.
•For the twelve months ended December 31, 2022, our preliminary organic refinance consumer direct recapture rate1 remained strong at 71%. This highlights the efficacy of our marketing efforts, the strength of our customer relationships, and the value of our servicing portfolio for additional revenue opportunities.
•Net loss for the fourth quarter of 2022 of $157.8 million as compared to net loss of $137.5 million in the third quarter of 2022. Net loss increased quarter over quarter primarily due to lower revenues offset somewhat by a decrease in total expenses.
•Adjusted LBITDA for the fourth quarter of 2022 was $92.0 million as compared to adjusted LBITDA of $114.1 million for the third quarter of 2022. Adjusted (LBITDA) EBITDA excludes the impact of fair value changes of our mortgage servicing rights, net of hedging results, impairment charges, and other operating expenses.

Outlook for the first quarter of 2023
•Origination volume of between $3 billion and $5 billion.
•Pull-through weighted rate lock volume of between $4 billion and $6 billion.
•Pull-through weighted gain on sale margin of between 180 basis points and 220 basis points.

1 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

Servicing

	Three Months Ended			Year Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Due to changes in valuation inputs or assumptions	$(10,094)	$75,366	$(29,896)	$363,064	$68,399
Due to collection/realization of cash flows	(37,427)	(49,519)	(98,516)	(230,449)	(421,624)
Realized gains (losses) on sales of servicing rights	2,285	(13,489)	(1,536)	(3,663)	(9,759)
Net (loss) gain from derivatives hedging servicing rights	(8,752)	(50,837)	11,280	(323,309)	(82,878)
Changes in fair value of servicing rights, net	$(53,988)	$(38,479)	$(118,668)	$(194,357)	$(445,862)

Servicing fee income	$107,221	$113,544	$113,942	$449,150	$393,680

	Three Months Ended			Year Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Balance at beginning of period	$2,013,269	$2,204,593	$1,836,694	$1,999,402	$1,124,302
Additions	73,256	124,244	307,712	647,716	1,610,596
Sales proceeds, net	(13,868)	(341,415)	(16,592)	(754,597)	(382,271)
Changes in fair value:
Due to changes in valuation inputs or assumptions	(10,094)	75,366	(29,896)	363,064	68,399
Due to collection/realization of cash flows	(37,427)	(49,519)	(98,516)	(230,449)	(421,624)
Balance at end of period (1)	$2,025,136	$2,013,269	$1,999,402	$2,025,136	$1,999,402
(1)Balances are net of $12.3 million, $16.8 million, and $7.3 million of servicing rights liability as of December 31, 2022, September 30, 2022, and December 31, 2021, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec-22 vs Sep-22	Dec-22 vs Dec-21

Servicing portfolio (unpaid principal balance)	$141,170,931	$139,709,633	$162,112,965	1.0%	(12.9)%

Total servicing portfolio (units)	471,022	463,471	524,992	1.6	(10.3)

60+ days delinquent ($)	$1,421,722	$1,365,774	$1,510,261	4.1	(5.9)
60+ days delinquent (%)	1.0%	1.0%	0.9%

Servicing rights, net to UPB	1.4%	1.4%	1.2%

As of December 31, 2022, approximately $257.0 million, or 0.2%, of our servicing portfolio was in active forbearance. This represents a decrease from $319.5 million, or 0.2%, as of September 30, 2022.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec-22 vs Sep-22	Dec-22 vs Dec-21
Cash and cash equivalents	$863,956	$1,143,948	$419,571	(24.5)%	105.9%
Loans held for sale, at fair value	2,373,427	2,692,820	8,136,817	(11.9)	(70.8)
Servicing rights, at fair value	2,037,447	2,030,026	2,006,712	0.4	1.5
Total assets	6,609,934	7,378,536	11,812,313	(10.4)	(44.0)
Warehouse and other lines of credit	2,146,602	2,529,436	7,457,199	(15.1)	(71.2)
Total liabilities	5,688,461	6,300,039	10,182,953	(9.7)	(44.1)
Total equity	921,473	1,078,497	1,629,360	(14.6)	(43.4)

The decrease in cash and cash equivalents from September 30, 2022, was due to a reduction in our cash collateral requirements related to our hedges and our decision to fund more loans available for sale with cash instead of warehouse line advances. A decrease in loans held for sale at December 31, 2022, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners decreased to $4.1 billion at December 31, 2022 from $5.7 billion at September 30, 2022. The decrease of $1.7 billion was primarily due to our decision to reduce our borrowing capacity, reflecting lower volume expectations. Available borrowing capacity was $1.8 billion at December 31, 2022.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
REVENUES:
Interest income	$33,316	$51,202	$74,854	$200,204	$262,478
Interest expense	(29,676)	(41,408)	(53,327)	(150,897)	(218,457)
Net interest income	3,640	9,794	21,527	49,307	44,021

Gain on origination and sale of loans, net	82,547	156,300	566,022	748,540	3,213,351
Origination income, net	10,287	21,268	81,433	129,736	362,257
Servicing fee income	107,221	113,544	113,942	449,150	393,680
Change in fair value of servicing rights, net	(53,988)	(38,479)	(118,668)	(194,357)	(445,862)
Other income	19,948	11,765	40,770	73,420	157,257
Total net revenues	169,655	274,192	705,026	1,255,796	3,724,704

EXPENSES:
Personnel expense	165,626	218,819	406,739	1,027,008	1,929,752
Marketing and advertising expense	31,539	42,940	111,860	236,828	467,590
Direct origination expense	14,239	19,463	46,712	120,854	193,264
General and administrative expense	68,590	83,412	64,980	265,680	214,965
Occupancy expense	6,633	9,889	9,487	35,306	38,443
Depreciation and amortization	10,085	10,243	9,715	42,195	35,541
Servicing expense	6,633	14,221	22,337	53,106	99,068
Other interest expense	40,390	36,138	22,303	124,060	79,564
Goodwill impairment	—	—	—	40,736	—
Total expenses	343,735	435,125	694,133	1,945,773	3,058,187

(Loss) income before income taxes	(174,080)	(160,933)	10,893	(689,977)	666,517
Income tax (benefit) expense	(16,318)	(23,451)	(3,839)	(79,592)	43,371
Net (loss) income	(157,762)	(137,482)	14,732	(610,385)	623,146
Net (loss) income attributable to noncontrolling interests	(80,492)	(77,401)	6,119	(337,365)	509,622
Net (loss) income attributable to loanDepot, Inc.	$(77,270)	$(60,081)	$8,613	$(273,020)	$113,524

Basic (loss) earnings per share	$(0.46)	$(0.37)	$0.06	$(1.75)	$0.87
Diluted (loss) earnings per share	$(0.46)	$(0.37)	$0.05	$(1.75)	$0.87

Consolidated Balance Sheets

($ in thousands)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$863,956	$1,143,948	$419,571
Restricted cash	116,545	160,926	201,025
Accounts receivable, net	145,279	108,253	56,183
Loans held for sale, at fair value	2,373,427	2,692,820	8,136,817
Derivative assets, at fair value	39,411	316,647	194,665
Servicing rights, at fair value	2,037,447	2,030,026	2,006,712
Trading securities, at fair value	94,243	97,210	72,874
Property and equipment, net	92,889	98,944	104,262
Operating lease right-of-use asset	35,668	39,480	55,646
Prepaid expenses and other assets	155,982	115,452	140,315
Loans eligible for repurchase	634,677	554,892	363,373
Investments in joint ventures	20,410	19,938	18,553
Goodwill and other intangible assets, net	—	—	42,317
Total assets	$6,609,934	$7,378,536	$11,812,313

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,146,602	$2,529,436	$7,457,199
Accounts payable and accrued expenses	488,696	716,048	624,444
Derivative liabilities, at fair value	67,492	149,837	37,797
Liability for loans eligible for repurchase	634,677	554,892	363,373
Operating lease liability	61,675	66,122	71,932
Debt obligations, net	2,289,319	2,283,704	1,628,208
Total liabilities	5,688,461	6,300,039	10,182,953
EQUITY:
Total equity	921,473	1,078,497	1,629,360
Total liabilities and equity	$6,609,934	$7,378,536	$11,812,313

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Loan origination volume by type:
Conventional conforming	$3,823,857	$6,002,765	$21,405,365	$35,931,625	$108,129,659
FHA/VA/USDA	2,104,409	3,038,467	4,287,947	12,769,696	18,385,497
Jumbo	242,785	571,509	2,962,898	4,197,841	9,072,305
Other	211,692	237,186	385,415	879,294	1,413,286
Total	$6,382,743	$9,849,927	$29,041,625	$53,778,456	$137,000,747

Loan origination volume by purpose:
Purchase	$4,864,187	$6,938,408	$10,013,662	$29,333,525	$39,321,538
Refinance - cash out	1,432,195	2,682,330	6,412,079	19,613,365	38,305,625
Refinance - rate/term	86,361	229,189	12,615,884	4,831,566	59,373,584
Total	$6,382,743	$9,849,927	$29,041,625	$53,778,456	$137,000,747

Loans sold:
Servicing retained	$4,165,552	$6,604,979	$22,996,748	$38,461,896	$117,934,385
Servicing released	2,634,855	5,132,350	6,673,702	20,855,416	18,148,290
Total	$6,800,407	$11,737,329	$29,670,450	$59,317,312	$136,082,675

Loan origination margins:
Gain on sale margin	1.45%	1.80%	2.23%	1.63%	2.61%

Fourth Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (888) 440-6385 using conference ID number 2021948. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event, or can be accessed by dialing (800) 770-2030 following the conclusion of the event through April 7, 2023.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), the amortization of intangibles, and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA). We exclude from each of these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they add volatility and are not indicative of the Company’s operating performance or results of operation. We also exclude stock compensation expense, which is a non-cash expense, management fees, IPO expenses, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Total net revenue	$169,655	$274,192	$705,026	$1,255,796	$3,724,704
Change in fair value of servicing rights, net of hedging gains and losses(1)	18,846	(24,529)	18,616	(39,755)	14,478
Adjusted total revenue	$188,501	$249,663	$723,642	$1,216,041	$3,739,182
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net (loss) income attributable to loanDepot, Inc.	$(77,270)	$(60,081)	$8,613	$(273,020)	$113,524
Net (loss) income from the pro forma conversion of Class C common shares to Class A common shares (1)	(80,492)	(77,401)	6,119	(337,365)	509,622
Net (loss) income	(157,762)	(137,482)	14,732	(610,385)	623,146
Adjustments to the provision for income taxes(2)	25,339	20,124	(1,512)	92,337	(132,502)
Tax-effected net (loss) income	(132,423)	(117,358)	13,220	(518,048)	490,644
Change in fair value of servicing rights, net of hedging gains and losses(3)	18,846	(24,529)	18,616	(39,755)	14,478
Change in fair value - contingent consideration	—	—	—	—	(77)
Stock compensation expense and management fees	8,790	4,773	2,220	20,583	67,304
IPO expenses	—	—	—	—	6,041
Gain on extinguishment of debt	—	—	—	(10,528)	—
Loss on disposal of fixed assets	1,568	11,026	—	12,594	—
Goodwill impairment	—	—	—	40,736	—
Other impairment	2,388	9,149	—	17,500	—
Tax effect of adjustments(4)	(9,872)	93	(5,149)	1,068	(22,814)
Adjusted net (loss) income	$(110,703)	$(116,846)	$28,907	$(475,850)	$555,576

(1)Reflects net income (loss) to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Year Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	10.48%	5.00%	3.71%	6.37%	5.00%
Effective income tax rate	31.48%	26.00%	24.71%	27.37%	26.00%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net (loss) income attributable to loanDepot, Inc.	$(77,270)	$(60,081)	$8,613	$(273,020)	$113,524
Adjusted net (loss) income	(110,703)	(116,846)	28,907	(475,850)	555,576
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	168,617,732	162,464,369	135,187,530	156,030,350	129,998,894
Assumed pro forma conversion of weighted average Class C shares to Class A common stock (1)	150,278,656	156,677,534	185,521,379	163,541,101	192,465,222
Adjusted diluted weighted average shares outstanding	318,896,388	319,141,903	320,708,909	319,571,451	322,464,116

Diluted (loss) earnings per share	$(0.46)	$(0.37)	$0.05	$(1.75)	$0.87
Adjusted diluted (loss) earnings per share(2)	N/A	N/A	N/A	N/A	N/A
(1)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.
(2)Omitted adjusted diluted (loss) earnings per share measures that included the impact of the assumed exchange of shares to the extent the exchange was antidilutive.

Reconciliation of Net (Loss) Income to Adjusted (LBITDA) EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net (Loss) Income	$(157,762)	$(137,482)	$14,732	$(610,385)	$623,146
Interest expense - non-funding debt (1)	40,390	36,138	22,303	124,060	79,564
Income tax (benefit) expense	(16,318)	(23,451)	(3,839)	(79,592)	43,371
Depreciation and amortization	10,085	10,243	9,715	42,195	35,541
Change in fair value of servicing rights, net of hedging gains and losses(2)	18,846	(24,529)	18,616	(39,755)	14,478
Change in fair value - contingent consideration	—	—	—	—	(77)
Stock compensation expense and management fees	8,790	4,773	2,220	20,583	67,304
IPO expense	—	—	—	—	6,041
Loss on disposal of fixed assets	1,568	11,026	—	12,594	—
Goodwill impairment	—	—	—	40,736	—
Other impairment	2,388	9,149	—	17,500	—
Adjusted (LBITDA) EBITDA	$(92,013)	$(114,133)	$63,747	$(472,064)	$869,368
(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its business strategies, including the Vision 2025 plan, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR